As filed with the Securities and Exchange Commission on June 6, 2025

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROYAL BANK OF CANADA

(Exact name of Registrant as specified in its charter)

Canada	6029	13-5357855
(Province of Organization)	(Primary Standard Industrial Classification) Code Number	(I.R.S. Employer Identification Number)

200 Bay Street

Royal Bank Plaza

Toronto, Ontario

M5J 2J5

(Address of Registrant’s principal executive offices)

AMENDED AND RESTATED ROYAL BANK OF CANADA US WEALTH ACCUMULATION PLAN, AS AMENDED

AMENDED AND RESTATED ROYAL BANK OF CANADA EMPLOYEE DEFERRED ADVANTAGE PLAN, AS AMENDED

Cogency Global

122 East 42nd Street 18th Floor

New York, NY 10168

(212) 947-7200

(Name and address and telephone number, including area code, of agent for service)

with a copy to:

Sandra Cohen, Esq.

Cohen & Buckmann P.C.

100 Park Avenue – 16th Floor

New York, NY 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS

Item 1. Plan Information

The documents containing information specified in Part I of Form S-8 will be sent or given to employees of the Registrant participating under the Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan effective from and after January 1, 2020 (the “Wealth Accumulation Plan”) and the Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan effective from and after January 1, 2020 (the “Deferred Advantage Plan” and, together with the Wealth Accumulation Plan, the “Plans”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible participants pursuant to Rule 428(b) or additional information about the Plans are available without charge. Requests should be directed to Investor Relations, Royal Bank of Canada at 200 Bay Street, South Tower, Toronto, Ontario Canada M5J 2J5 (telephone: (416) 955-7804), or by visiting www.rbc.com/investorrelations.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1. The Registrant’s Annual Report on Form 40-F for the fiscal year ended October 31, 2024 (the “Form 40-F”), filed with the Commission on December 4, 2024;

2. The Registrant’s Current Reports on Form 6-K as filed with the Commission on January  24, 2025, February 4, 2025, February  27, 2025, February 27, 2025, March  6, 2025, March 27, 2025, April  10, 2025, April  10, 2025, May 29, 2025, May 29, 2025 and June 2, 2025 (to the extent the information in such reports is filed and not furnished); and

3. The description of the Registrant’s Common Shares contained under the heading “Description of Capital Structure” in Exhibit 1 to the Form 40-F (the Royal Bank of Canada Annual Information Form dated December 3, 2024), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference in, and to be part of, this Registration Statement from the filing date of each such document. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Unless expressly incorporated into this Registration Statement, a report furnished on Form 6-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.

Item 4. Description of Securities

Deferred Compensation Obligations.

Under the Plans, the Registrant will provide eligible employees with the opportunity to defer a specified percentage or dollar amount of their compensation earned for calendar years beginning after 2020. This amount, along with any employer contribution provided for under the applicable Plan, will then be deemed to be credited to a notional account which the Registrant will establish on its books in the name of the eligible employee. Eligible employees may elect to have amounts credited to their account according to the performance of several notional investment options, including, without limitation, an account indexed to the value of the Registrant’s Common Shares, without par value (the “Common Shares”), accounts that earn a specified or other rate of return the primary objective of which is the preservation of capital, accounts indexed to the value of mutual funds and accounts indexed to global asset management funds.

A description of these investment alternatives will be included in the documents referred to in Part I of this Registration Statement and delivered to participants in the Plans. The obligation ultimately to pay such deferred amounts, including the amounts that the Registrant has credited to a participant’s account as employer contributions and earnings credited on such amounts, in accordance with the Plans (the “Deferred Compensation Obligations”) will be unsecured obligations of the Registrant and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

The applicable participant’s election, if available under the terms of the applicable Plan, will determine the amount of compensation to be deferred, subject to maximum deferral limits set under the applicable Plan. At the time the participant makes a deferral election, he or she will specify the date on which payment of the balance of the account will be made or commenced or, depending on the type of deferred award, a payment date will be established by the Plan terms. For some participants, the terms of the Plans may require the deferral of a specified portion of incentive compensation and such required deferral may be subject to satisfaction of vesting requirements. Authorized officers of the Registrant or the applicable Plan administrative committee have the power to amend the Plans. Payments in respect to all account balances will be made in cash, less the amount of cash needed to satisfy tax withholding requirements.

The rights, benefits and payments under the Plans are not subject to assignment, sale or other transfer nor are they liable or subject in any manner to attachment, garnishment, or execution. Except in the case of termination of a Plan or the separation from employment, death or disability of the participant, the Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by or applicable to the participants. However, the Registrant reserves the right to amend or terminate any Plan at any time, except that no such amendment or termination shall, without the consent of the participant, reduce retroactively the right of a participant to the vested balance of his or her deferred accounts as of the date of such amendment or termination or extend the time of distribution of such participant’s accounts.

The Deferred Compensation Obligations are not convertible into any other security of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations, and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants, and taking action upon a default.

Common Shares

The Common Shares are registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The By-laws of the Registrant (for these purposes and for the purposes of the By-laws, the term “Bank” below refers to the Registrant) provide that the Bank shall undertake towards each of its directors and officers, each of its former directors and officers and each of the persons who acts or has acted at the Bank’s request as a director or officer of an entity of which the Bank is or was a shareholder or creditor, that the Bank will indemnify such person and such person’s heirs and legal representatives (the “indemnified persons”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Bank or such an entity and including all taxes, duties, imposts, or governmental charges whatsoever (“taxes”) levied on amounts paid to so indemnify such person against such costs, charges, expenses and taxes if: (i) the indemnified person acted honestly and in good faith with a view to the best interests of the Bank; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. The Bank’s By-laws further provide that the foregoing indemnification will not apply in respect of an action by or on behalf of the Bank to obtain a judgment in its favor unless the approval of a court is obtained as required by the Bank Act (Canada) (the “Bank Act”). Where any such indemnification requires or is subject to or conditional upon the approval or consent of any court or of any governmental body or regulatory authority, the Bank will exercise all reasonable efforts to obtain or assist in obtaining such approval or consent. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of United States federal securities laws.

The Bank’s By-laws also provide that the chief executive officer and the chief operating officer of the Bank, or either of them acting alone, or such other officer or officers as the chief executive officer or the chief operating officer may appoint in writing, acting alone, are directed and empowered for and on behalf and in the name of the Bank to enter into an indemnity agreement with each of the directors, officers and persons setting out the Bank’s undertakings described above.

Under the Bank Act, the indemnified persons referred to above are entitled to indemnity from the Bank in respect of all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the person is subject because of their association with the Bank or other entity, if the person seeking indemnity:

•	was not judged by the court or other competent authority to have committed any fault or omitted to do anything they ought to have done; and

•	fulfills the conditions set out in (i) and (ii) above.

Additionally, under the Bank Act, the Bank may advance amounts to an indemnified person for the costs, charges and expenses of a proceeding described above, but such amounts must be repaid if such indemnified person does not fulfil the conditions set out in (i) and (ii) above. Further, the Bank may with the approval of a court indemnify an indemnified person or advance amounts to them, in respect of an action by or on behalf of the Bank or other entity to procure a judgment in its favour (i.e. a derivative action) to which the person is made a party because of the indemnified person’s association with the Bank or other entity, against all costs, charges and expenses reasonably incurred by them in connection with that action if they fulfil the conditions set out in (i) and (ii) above.

As permitted under the Bank Act, the Bank has obtained director’s and officer’s liability insurance coverage, which, subject to policy terms and limitations, provides indemnification and reimbursement coverage for directors and officers of the Bank in certain circumstances where the Bank is unable to provide indemnification to such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Bank pursuant to the foregoing provisions, the Bank has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits have been filed as part of this Registration Statement.

Exhibit Number	Description

4.1	Royal Bank of Canada By-Laws adopted January 8, 1981, with revisions to April 10, 2025 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Report on Form 6-K as filed with the Commission on June 2, 2025, File No. 001-13928).

4.2	Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan effective from and after January 1, 2020.

4.3	Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan effective from and after January 1, 2020.

5.1	Opinion of Dorsey & Whitney LLP.

5.2	Opinion of Osler, Hoskin & Harcourt LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

23.3	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.2)

24.1	Power of attorney (included on signature page hereto)

107	Filing Fee Table

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Province of Ontario, Canada, on this 6th day of June 2025.

ROYAL BANK OF CANADA

By: /s/ David McKay
David McKay
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of and any of David McKay, Katherine Gibson, and Nick Tomovski, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file, or cause to be filed, with all exhibits thereto and other documents required in connection therewith, with the United States Securities and Exchange Commission, one or more registration statements on Form S-8 and any amendments thereto (including post-effective amendments) for purposes of registering both securities and deferred compensation obligations, as applicable, of the Royal Bank of Canada to be offered to employees pursuant to the Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan effective from and after January 1, 2020 and the Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan effective from and after January 1, 2020, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 as amended, this registration statement has been signed below by the following persons in Toronto, Canada, in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ David McKay	President and Chief Executive Officer, Director (Principal Executive Officer)	June 6, 2025
David McKay

/s/ Katherine Gibson	Chief Financial Officer (Principal Financial Officer)	June 6, 2025
Katherine Gibson

/s/ Nick Tomovski	Senior Vice-President, Enterprise Controller (Principal Accounting Officer)	June 6, 2025
Nick Tomovski

/s/ Jacynthe Côté	Chair of the Board	June 6, 2025
Jacynthe Côté

/s/ Mirko Bibic	Director	June 6, 2025
Mirko Bibic

/s/ Andrew A. Chisholm	Director	June 6, 2025
Andrew A. Chisholm

/s/ Toos N. Daruvala	Director	June 6, 2025
Toos N. Daruvala

/s/ Cynthia Devine	Director	June 6, 2025
Cynthia Devine

/s/ Roberta L. Jamieson, O.C.	Director	June 6, 2025
Roberta L. Jamieson, O.C.

/s/ Amanda Norton	Director	June 6, 2025
Amanda Norton

/s/ Barry Perry	Director	June 6, 2025
Barry Perry

/s/ Maryann Turcke	Director	June 6, 2025
Maryann Turcke

/s/ Thierry Vandal	Director	June 6, 2025
Thierry Vandal

/s/ Frank Vettese	Director	June 6, 2025
Frank Vettese

/s/ Jeffery Yabuki	Director	June 6, 2025
Jeffery Yabuki

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement on Form S-8, solely in the capacity of the duly authorized representative of the Registrant in the United States, in the city of New York, New York, on this 6th day of June 2025.

/s/ John Penn
Name: John Penn

Title: Assistant General Counsel & Managing Director, RBC U.S. Head of Regulatory Law